SHARE CANCELLATION/RETURN TO TREASURY  AGREEMENT

THIS AGREEMENT made the 23rd day of December, 2010

BETWEEN:
New America Energy Corp.
(the "Company")
AND:
Rick Walchuk
("Walchuk")

WHEREAS:

A. Walchuk is the holder of 31,250,000  shares of the Company’s common stock and wishes to cancel 5,000,000 (the “Walchuk Shares”);

B. Walchuk, the owner of the Walchuk Shares, agrees to the cancellation of the Walchuk Shares in order to reduce the Company’s issued and outstanding share capital in order to increase the Company’s ability to engage in share based acquisitions and financings; and

C. Each of the Company and Walchuk deem it to be in their respective best interests to immediately cancel the Walchuk Shares.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein (the sufficiency whereof is hereby acknowledged by the parties hereto), the parties hereby agree to and with each other as follows:

1.	CANCELLATION OF WALCHUK AND YANG SHARES

1.1	The Walchuk Shares shall be cancelled effective on the date of this Agreement.

2.	RELEASE

2.1
Walchuk, together with his heirs, executors, administrators, and assigns, do hereby remise, release and forever discharge the Company, its respective directors, officers, shareholders, employees and agents, and their respective successors and assigns, of and from all claims, causes of action, suits and demands whatsoever which Walchuk ever had, now or may have howsoever arising out of the original grant and this cancellation of the Walchuk Shares.

3.	COUNTERPARTS

3.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

4.	ELECTRONIC MEANS

4.1
Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

5.	FURTHER ASSURANCES

5.1
As and so often as may be required, the parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as in the opinion of the Company or its counsel are necessary or advisable to give full effect to the provisions and intent of this Agreement.

6.	PROPER LAW

6.1	This Agreement will be governed by and construed in accordance with the law of the State of Nevada.

7.	INDEPENDENT LEGAL ADVICE

7.1
Walchuk hereby acknowledges that this Agreement was prepared by Macdonald Tuskey for the Company and that Macdonald Tuskey does not represent Walchuk.  By signing this Agreement, Walchuk confirms that he fully understands this Agreement and (a) has obtained independent legal advice or (b) waives the right to obtain independent legal advice.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement.

NEW WORLD ENERGY CORP.

Per:           /s/ Rick Walchuk
         Authorized Signatory

    /s/ Rick Walchuk
                RICK WALCHUK